Exhibit 99

Eastside Distilling, Inc. to Merge with Beeline Financial Holdings Inc., Marking Strategic Expansion into FinTech Mortgage Services

The transaction underscores Eastside’s commitment to deliver value to its shareholders by entering the rapidly changing Mortgage Origination & Technology sector and to also enhance the Spirits’ portfolio through increased scale & collaboration leveraging Beeline’s consumer intelligence tools.

Portland, OR and Providence, RI – September 5, 2024 – Eastside Distilling, Inc. (Nasdaq: EAST) today announced it had signed a Merger Agreement with Beeline Financial Holdings, Inc., a privately-held pioneering mortgage technology company that operates an end-to-end, all-digital, AI-enhanced platform for homeowners and property investors. This strategic move follows a comprehensive two-year review of Eastside’s business portfolio and aligns with the company’s mission to maximize value for all stakeholders while achieving significant growth across multiple sectors.

In conjunction with this transaction, Eastside has executed a debt-for-equity exchange with, and asset sale of Craft Canning + Digital Printing to, a group of private investors. This transaction effectively will eliminate all debt from Eastside’s balance sheet and provides Craft with access to additional growth capital to accelerate the expansion of its digital printing business in the Pacific Northwest. The Debt Exchange Agreement and related instruments are expected to close immediately prior to the merger closing.

As merger consideration, Eastside will issue Beeline shareholders a combination of common and preferred stock. This strategic partnership positions Eastside as a leader in the digital mortgage services space while continuing to grow its legacy craft spirits business.

The transaction will benefit both parties. For Eastside it includes access to proprietary technology in human-level B2C sales AI tools. Beeline is among the first in mortgage origination to deliver AI-driven customer service tools and is now launching sales support AI leading to lower cost conversions for Direct-to-Consumer platforms. For Beeline, it is an opportunity to create liquidity for its shareholders while growing in the public markets and in a more favorable real estate financing environment with forecasted lower mortgage rates.

“Mortgage origination has yet to fully experience the dynamic and exciting transformation seen in other financial services sectors,” said Nick Liuzza, co-founder and CEO of Beeline. “Our disruptive, cloud-based, go-to-market strategy targets Millennials and Gen Z borrowers. The benefits of operating in the public markets to help Beeline achieve its goals are significant.”

Geoffrey Gwin, CEO of Eastside, commented, “I couldn’t be more thrilled about this new growth platform, the opportunities it presents for our shareholders and the talented team and innovative technology joining the Eastside family. This development offers tremendous potential for our stakeholders. Nick and his team have demonstrated remarkable innovation and share a vision that aligns perfectly with our strategic objectives.”

The transactions are subject to customary closing conditions, including required Beeline shareholder approvals and closing of the transactions contemplated by the Debt Exchange Agreement. Both Eastside’s Board and Beeline’s Board of Directors have approved the deal, which is expected to close later this year. For further details on the expected closing see the Form 8-K filed by Eastside with the Securities and Exchange Commission.

About Eastside Distilling, Inc.

Eastside Distilling, Inc. (Nasdaq: EAST) is a producer of award-winning craft spirits, including whiskey, vodka, and rum. Founded in Portland, Oregon, Eastside is committed to quality, innovation, and sustainability, delivering exceptional products that reflect the spirit of the Pacific Northwest.

About Beeline Financial Holdings, Inc.

Beeline Financial Holdings, Inc. is a technology-driven mortgage lender offering a fully digital, AI-enhanced, platform that simplifies and accelerates the home financing process for homeowners and property investors. Based in Providence, RI, Beeline is dedicated to transforming the mortgage industry through innovative technology and customer-centric solutions.

For more information, please contact:

Eastside Distilling, Inc.

Investor Relations

Email: ggwin@eastsidedistilling.com